Exhibit 99.1
Align Technology Announces Second Quarter 2026 Financial Results

Align Technology	Zeno Group
Madelyn Valente	Sarah Karlson
(909) 833-5839	(828) 551-4201
mvalente@aligntech.com	sarah.karlson@zenogroup.com

ALIGN TECHNOLOGY ANNOUNCES SECOND QUARTER 2026 FINANCIAL RESULTS

Record Q2'26 revenues of $1.06 billion increased 4.3% year-over-year, reflecting 8.2% growth from Clear Aligner revenues and a 10.8% decrease in Systems and Services revenues

Record Clear Aligner shipments of 691.8 thousand increased 7.4% year-over-year, led by double-digit international growth and stable North America performance

Year-over-year growth continued across key customer channels and patient segments, including orthodontists and GP dentists, as well as adult, teen, and kid patients

•Q2'26 total revenues were $1,056.2 million, up 1.5% sequentially and up 4.3% year-over-year
•Q2'26 total revenues were unfavorably impacted by foreign exchange by approximately $6.1 million sequentially, and favorably impacted by approximately $12.5 million year-over-year(1)
•Q2'26 Clear Aligner revenues of $870.9 million increased 8.2% year-over-year, and Clear Aligner volume increased 7.4% year-over-year to 691.8 thousand cases
•Q2'26 Imaging Systems and CAD/CAM Services revenues of $185.3 million, increased 0.7% sequentially and decreased 10.8% year-over-year, reflecting softness in the capital equipment market and a mix shift toward lower-priced scanners and flexible acquisition models, including leasing and rental programs
•Q2'26 gross margin of 71.7% was unfavorably impacted by foreign exchange by approximately 0.2 points sequentially and by approximately 0.8 points year-over-year.(1) On a non-GAAP basis, Q2'26 gross margin was 72.3%(1), up 1.8 points year-over-year or up approximately 2.6 points at constant currency
•Q2'26 operating margin of 14.6% was unfavorably impacted by foreign exchange by approximately 0.6 points sequentially and by approximately 1.4 points year-over-year.(1) On a non-GAAP basis, Q2'26 operating margin was 22.9%(1), up 1.6 points year-over-year or up approximately 3.1 points at constant currency.
•Q2'26 diluted net income per share was $1.51, non-GAAP diluted net income per share was $2.64.(1) Both Q2'26 GAAP and non-GAAP EPS were unfavorably impacted by approximately $0.23 on a year-over-year basis due to foreign exchange
•Q2'26 cash and cash equivalents were $1,102.6 million compared to approximately $1,059.8 million as of March 31, 2026
•Repurchased approximately 0.4 million shares, returning approximately $67.0 million to shareholders

(1) For more information, please see the tables captioned "Unaudited GAAP to Non-GAAP Reconciliation."

Align Technology Announces Second Quarter 2026 Financial Results
TEMPE, Ariz., July 29, 2026 -- Align Technology, Inc. (Nasdaq: ALGN), a leading global medical device company that designs, manufactures, and sells the Invisalign® System of clear aligners, iTero™ intraoral scanners, and exocad™ CAD/CAM software for digital orthodontics and restorative dentistry, today reported financial results for the second quarter ("Q2'26"). Q2'26 total revenues were $1,056.2 million, up 1.5% sequentially and up 4.3% year-over-year. Q2'26 total revenues were unfavorably impacted by foreign exchange by approximately $6.1 million, or 0.6% sequentially, and favorably impacted by approximately $12.5 million, or 1.2% year-over-year.(1) Q2'26 Clear Aligner revenues were $870.9 million, up 1.7% sequentially and up 8.2% year-over-year. Q2'26 Clear Aligner revenues were unfavorably impacted by foreign exchange by approximately $5.1 million, or 0.6% sequentially, and favorably impacted by approximately $10.6 million, or 1.2% year-over-year.(1) Q2'26 Clear Aligner volume of 691.8 thousand cases was up 0.9% sequentially and up 7.4% year-over-year. Q2'26 Imaging Systems and CAD/CAM Services revenues were $185.3 million, up 0.7% sequentially and down 10.8% year-over-year. Q2'26 Imaging Systems and CAD/CAM Services revenues were unfavorably impacted by foreign exchange by approximately $1.0 million, or 0.5% sequentially, and favorably impacted by approximately $1.9 million, or 1.0% year-over-year.(1)

Q2'26 gross profit was $757.4 million, resulting in a gross margin of 71.7%. Q2'26 gross margin was unfavorably impacted by foreign exchange by approximately 0.2 points sequentially.(1) On a constant currency basis, excluding the unfavorable foreign exchange impact, Q2'26 gross margin would have been approximately 72.0%. On a year-over-year basis, Q2'26 gross profit was unfavorably impacted by foreign exchange by approximately 0.8 points.(1) On a constant currency basis, excluding the unfavorable foreign exchange impact, Q2'26 gross margin would have been approximately 72.5%. On a non-GAAP basis, Q2'26 gross profit was $763.1 million, resulting in a gross margin of 72.3%.(1)

Q2'26 operating income was $154.0 million, resulting in an operating margin of 14.6%. Q2'26 operating income was unfavorably impacted by an estimated $37.5 million liability, inclusive of interest, related to UK VAT. Q2'26 operating margin was unfavorably impacted by foreign exchange by approximately 0.6 points sequentially.(1) On a constant currency basis, excluding the unfavorable foreign exchange impact, Q2'26 operating margin would have been approximately 15.2%. On a year-over-year basis, Q2'26 operating margin was unfavorably impacted by foreign exchange by approximately 1.4 points.(1) On a constant currency basis, excluding the unfavorable foreign exchange impact, Q2'26 operating margin would have been approximately 16.0%.(1) Q2'26 net income was $108.3 million, or $1.51 per diluted share. Foreign exchange unfavorably impacted Q2'26 diluted net income per share by approximately $0.17 sequentially and by approximately $0.23 year-over-year. On a non-GAAP basis, Q2'26 net income was $189.1 million, or $2.64 per diluted share.(1)

Commenting on Align's Q2'26 results, Align Technology President and CEO Joe Hogan said, “We delivered a solid second quarter with record revenues of $1.06 billion, up 4.3% year-over-year, driven by record Clear Aligner volumes of 691.8 thousand cases and 8.2% Clear Aligner revenue growth. Q2'26 revenues and Clear Aligner volumes were in line with our outlook, while Clear Aligner ASPs and non-GAAP operating margin of 22.9%

Align Technology Announces Second Quarter 2026 Financial Results
exceeded our expectations. Q2’26 year-over-year Clear Aligner volume growth of 7.4% was driven by continued double-digit expansion across APAC, EMEA, and Latin America, together with stable performance in North America. Growth reflected continuing adoption across orthodontist and GP dentist channels and across adult, teen, and growing patient segments, as well as continued double-digit growth from DSOs. Investments in patient financing, clinical support programs, doctor subscription offerings, and practice productivity solutions supported adoption and utilization across our global Invisalign business. In Systems and Services, Q2’26 revenue performance reflected persistent softness in the capital equipment market as well as a shift toward lower-priced scanners and flexible acquisition models, including leasing and rental programs, which generate lower upfront revenue than traditional scanner purchases. By lowering the upfront cost of adoption, we can expand patient access to care, grow recurring revenue, and strengthen the Align™ Digital Platform."

Financial Summary - Second Quarter Fiscal 2026

	Q2'26	Q1'26	Q2'25	Q/Q Change	Y/Y Change
Clear Aligner Shipments	691,785	685,650	644,370	+0.9%	+7.4%
GAAP
Net Revenues	$1,056.2M	$1,040.1M	$1,012.4M	+1.5%	+4.3%
Clear Aligner	$870.9M	$856.0M	$804.6M	+1.7%	+8.2%
Imaging Systems and CAD/CAM Services	$185.3M	$184.1M	$207.8M	+0.7%	(10.8)%
Net Income	$108.3M	$112.8M	$124.6M	(4.0)%	(13.1)%
Diluted EPS	$1.51	$1.57	$1.72	($0.06)	($0.20)
Non-GAAP
Net Income	$189.1M	$184.6M	$181.1M	+2.5%	+4.4%
Diluted EPS	$2.64	$2.58	$2.49	+$0.07	+$0.15
Changes and percentages are calculated using unrounded values. As a result, certain tables may not sum or recalculate precisely due to rounding.

As of June 30, 2026, we had approximately $1,102.6 million in cash and cash equivalents, compared to approximately $1,059.8 million as of March 31, 2026. As of June 30, 2026, we had $300.0 million available under our revolving line of credit and a $50.0 million letter of credit sub-limit.

Commenting on Align's Q2'26 results, Align Technology CFO and EVP Global Finance, John Morici said, "Our second quarter results reflect continued execution across the business. Solid Clear Aligner performance, disciplined expense management, and operational improvements supported revenue growth in-line with our outlook and non-GAAP operating margin above our expectations. Our growth initiatives continue to drive doctor adoption, utilization, and patient conversion. While Q2’26 Systems and Services revenue was below our original expectations, underlying scanner adoption remained healthy, and the reported lower revenues reflects lower price scanners and the transition toward lease and rental models that increase access to care by offering a broader range of purchasing options and increasing adoption of our digital scanning technology. This is a deliberate trade-off on our part. While this model may impact upfront economics and timing of revenue recognition, it enables us to serve more customers and to drive for higher-margin treatment revenue and durable long-term growth. Stronger Clear Aligner revenue

Align Technology Announces Second Quarter 2026 Financial Results
growth and ASP performance helped offset the near-term impact. As more than 23 million patients have now been treated with the Invisalign® System, we believe our integrated digital platform and disciplined execution position us to support customer growth, expand adoption, and drive long-term profitable growth. Our strong balance sheet and healthy free cash flow generation continue to provide flexibility to invest in innovation, support our customers, and return capital to shareholders. During the quarter we repurchased approximately 0.4 million shares, at an average price of $169.45 per share, returning approximately $67 million to shareholders, and ended the quarter with more than $1.1 billion in cash and cash equivalents. We remain committed to disciplined capital allocation, maintaining financial flexibility, and creating long-term value for shareholders."

Commenting on Align’s fiscal 2026 outlook, Hogan continued, “As we enter the second half of 2026, we believe we are well positioned to build on the momentum we saw in the first half of the year. We are entering the important teen treatment season with one of the industry's most comprehensive digital treatment portfolios for growing patients and teens. At the same time, we continue to expand opportunities in adult treatment through innovations that connect oral health, restorative workflows, and digital orthodontics, helping doctors incorporate Invisalign® treatment into broader patient care discussion. Our innovation engine remains a key differentiator and central to our growth strategy. Business model innovation, patient financing, subscription programs such as DSP, no-AA offerings, and digital workflow innovation are helping doctors improve patient conversion, increase utilization, and grow their practices. Every digital workflow begins with a scan, making scanner adoption important driver to increasing patient access to orthodontic care and long-term platform growth. As we continue to advance our innovation roadmap and direct fabrication technologies, we are creating more effective and personalized treatment solutions that improve clinical outcomes, enhance operating efficiency, and strengthen the customer experience across orthodontics and restorative dentistry.”
Align Announcement Highlights –Link to Align press release page: https://investor.aligntech.com/

Q2'26 Stock Repurchase
•During Q2'26, we repurchased approximately 393.4 thousand shares of our common stock at an average price of $169.45 per share. These purchases were made pursuant to the $200.0 million open market repurchase plan announced on April 29, 2026, which we expect will be completed in October 2026.
•As of June 30, 2026, $733.3 million remains available for repurchases of our common stock under our $1.0 billion stock repurchase program announced in April 2025.

Tariff Update as of June 30, 2026
•As a result of the Supreme Court's ruling on February 20, 2026, that certain of the tariffs imposed under the International Emergency Economic Powers Act (“IEEPA”) were unlawful, we are no longer subject to IEEPA tariffs, but are subject to new, temporary tariffs on imports under Section 122 of the Trade Act of 1974, effective

Align Technology Announces Second Quarter 2026 Financial Results
February 24, 2026, which was subsequently held unlawful by the U.S. Court of International Trade in a decision that remains subject to appeal. We do not expect this change to have a material impact on our results.

UK VAT update as of July 7, 2026
•Following the First-tier Tribunal's 2025 decision that clear aligners qualify as VAT-exempt dental prostheses, we stopped charging VAT to UK customers effective August 1, 2025. On July 7, 2026, the UK Upper Tribunal overturned that decision, determining that clear aligners do not qualify as VAT-exempt dental prostheses. We acknowledge the ruling and will comply with applicable law. Effective September 7, 2026, invoices will include UK VAT at 20% on applicable Invisalign® aligners and Vivera™ retainers — our list prices remain unchanged. As a result of the ruling, we have recorded an estimated liability of approximately $37.5 million, inclusive of interest. We intend to appeal, though the ultimate resolution remains subject to uncertainty.

Fiscal 2026 Business Outlook
Assuming no circumstances occur beyond our control, such as foreign exchange, macroeconomic conditions, an extended war, and changes to currently applicable duties, including tariffs or other fees that could impact our business:

Q3'26:
•We expect Q3’26 worldwide revenues to be in the range of $1,000M to $1,020M, down sequentially from Q2’26.
•We expect Q3’26 Clear Aligner volume to be up mid-single digits year-over-year and Q3’26 Clear Aligner ASP to be down sequentially from geographic mix and foreign exchange.
•We expect Q3'26 Systems & Services revenue to be down sequentially and year-over-year as a result of Q3 seasonality alongside a continued mix shift towards lower-priced scanners and flexible acquisition models, including leasing and rental units, and certified pre-owned offerings.
•We expect Q3’26 worldwide GAAP Gross Margin to be 67.5% to 68.5%, down sequentially approximately by 3 to 4 points, due to the incurrence of one-time charges expected to be approximately $20 to $30 million primarily for accelerated depreciation and restructuring and other charges in Q3'26.
•We expect Q3'26 non-GAAP Gross Margin to be approximately 71.0%, down sequentially from lower ASPs, consistent with typical Q3 quarter-over-quarter trends.
•We expect our Q3’26 GAAP Operating Margin to be between 13.5% and 15.0%, due to the incurrence of one-time charges expected to be approximately $35 to $50 million primarily for restructuring and other charges, and accelerated depreciation in Q3'26.
•We expect Q3'26 non-GAAP Operating Margin to be approximately 24.0%.

For Fiscal 2026:
•We continue to expect 2026 worldwide revenue growth to be up 3% to 4% year-over-year.
•Our full year 2026 revenue guidance continues to assume a benefit from foreign exchange that is consistent with the assumptions underlying our initial full year outlook. We expect the impact of foreign exchange to moderate in the remaining quarters, trending toward the full-year assumption of approximately 100 basis points.
•We now expect 2026 Clear Aligner volume growth to be up approximately 6% year-over-year and 2026 Clear Aligner ASP to be flat to slightly down from 2025.

Align Technology Announces Second Quarter 2026 Financial Results
•We now expect 2026 Systems & Services revenue growth to be down 6% to 8% year-over-year as we anticipate a continued mix shift towards lower-priced scanners and more flexible acquisition models in 2H’26. We expect our 2026 iTero scanner shipment growth to be up double-digits year-over-year, reflecting continued customer adoption and scanner placements - and helping to underpin our second half outlook for Invisalign volumes.
•We expect 2026 GAAP Gross Margin to be approximately 70.2% to 70.5%, up year-over-year by approximately 3 points, due to the incurrence of one-time charges expected to be approximately $30 to $40 million primarily for accelerated depreciation and restructuring and other charges, partially offset by gain on assets held for sale.
•We expect 2026 non-GAAP Gross Margin to be up approximately 100 basis points over 2025 non-GAAP Gross Margin.
•We expect 2026 GAAP Operating Margin to be approximately 15.1% to 15.6%, up year-over-year by approximately 2 points, due to the incurrence of one-time charges expected to be approximately $90 to $110 million, primarily related to restructuring and other charges, accelerated depreciation, and legal settlements, partially offset by gain on assets held for sale. In Q2'26 we recorded $38 million for clear aligner UK VAT liability.
•We expect 2026 non-GAAP Operating Margin to be approximately 23.7%, a 100-basis point improvement year-over-year consistent with our previous guidance.
•We expect our investments in capital expenditures for fiscal 2026 to be $125 million to $150 million. Capital expenditures primarily relate to technology upgrades, additional manufacturing capacity as well as maintenance.
•We now expect to repurchase $400 million to $500 million of our common stock in 2026, reflecting the conviction of the Board and Management in Align's long-term value. This includes approximately $133 million of our common stock we expect to repurchase through October 2026.

Commenting on the Company’s outlook, Morici continued, “I want to take a moment to offer some preliminary, high-level framing for 2027, especially given the work we are doing to drive growth, cost discipline and margin expansion. To be clear—we are not issuing formal guidance for next year—it’s too early and our strategic and operating model review is still underway. However, we remain laser focused on executing our strategic plan for profitable revenue growth across our two operating segments. Based on our continued progress and the initiatives we outlined in the Strategic Initiatives press release today, we are comfortable targeting at least that same level of improvement in operating margin again in fiscal 2027, on top of the approximately 100 basis points of operating margin improvement we reiterated today for fiscal 2026. For fiscal 2027, we currently expect GAAP and non-GAAP operating margins to increase at least approximately 100 basis points year-over-year. We’ll share more details after our strategic and operating model review is complete and in conjunction with formal 2027 guidance.”

Align Technology Announces Second Quarter 2026 Financial Results
Align Webcast and Conference Call

We will host a conference call today, July 29, 2026, at 4:30 p.m. EDT, 1:30 p.m. PDT, to review our Q2'26 financial results, discuss future operating trends, and our business outlook. The conference call will also be webcast live via the Internet. To access the webcast, go to the "Events & Presentations" section under "Company Information" on Align's Investor Relations website at http://investor.aligntech.com. To access the conference call, participants may register for the call at https://edge.media-server.com/mmc/p/voy55bot. An archived audio webcast will be available 2 hours after the call's conclusion and will remain available for one month.

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles ("GAAP") in the United States ("U.S. GAAP"), we use the following non-GAAP financial measures: constant currency net revenues, constant currency gross profit, constant currency gross margin, constant currency income from operations, constant currency operating margin, constant currency diluted net income per share, non-GAAP constant currency gross margin, non-GAAP constant currency operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP total operating expenses, non-GAAP income from operations, non-GAAP operating margin, non-GAAP net income before provision for income taxes, non-GAAP provision for income taxes, non-GAAP effective tax rate, non-GAAP net income and non-GAAP diluted net income per share. These non-GAAP financial measures exclude certain items that may not be indicative of our fundamental operating performance, including foreign currency exchange rate impacts, the effects of stock-based compensation, amortization of intangible assets related to certain acquisitions, restructuring and other charges, legal settlements and contingencies, acquisition-related costs, discrete cash and non-cash charges or gains and associated tax impacts that are included in the most directly comparable GAAP financial measure.

Our management believes that the use of certain non-GAAP financial measures provides meaningful supplemental information regarding our recurring core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making, and (2) they are used by our institutional investors and the analyst community to help them analyze the performance of our business.

There are material limitations to using non-GAAP financial measures as they are not prepared in accordance with U.S. GAAP and may be different from similarly titled non-GAAP financial measures used by other companies. Non-GAAP financial measures exclude certain items that may have a material impact upon our reported results of operations, which can limit their usefulness for comparison purposes. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which charges and gains are excluded or included from the non-GAAP financial measures. We compensate for these limitations by analyzing current and future results on both a GAAP and non-GAAP basis and by providing specific information regarding the GAAP amounts excluded or included from these non-GAAP financial measures in our public disclosures. The presentation of non-GAAP financial information is meant to be considered in addition to, not as a substitute for, superior to, or in isolation from, the directly comparable financial measures prepared in accordance with U.S. GAAP. We urge

Align Technology Announces Second Quarter 2026 Financial Results
investors to review the reconciliation of our GAAP financial measures to the comparable non-GAAP financial measures included herein and not to rely on any single financial measure to evaluate our business. For more information on these non-GAAP financial measures and a reconciliation of GAAP to non-GAAP measures, please see the tables captioned "Unaudited GAAP to Non-GAAP Reconciliation."

About Align Technology, Inc.

Align Technology designs and manufactures the Invisalign® System, the most advanced clear aligner system in the world, iTero™ intraoral scanners and services, and exocad™ CAD/CAM software. These technology building blocks enable enhanced digital orthodontic and restorative workflows to improve patient outcomes and practice efficiencies for over 302.0 thousand doctor customers and are key to accessing Align’s 600 million consumer market opportunity worldwide. Over the past 29 years, Align has helped doctors treat approximately 23.5 million patients with the Invisalign System and is driving the evolution in digital dentistry through the Align™ Digital Platform, our integrated suite of unique, proprietary technologies and services delivered as a seamless, end-to-end solution for patients and consumers, orthodontists and GP dentists, and lab/partners. Visit www.aligntech.com for more information.

For additional information about the Invisalign System or to find an Invisalign doctor in your area, please visit www.invisalign.com. For additional information about the iTero digital scanning system, please visit www.itero.com. For additional information about exocad dental CAD/CAM offerings and a list of exocad reseller partners, please visit www.exocad.com.

Invisalign, iTero, exocad, Align, Align Digital Platform and iTero Lumina are trademarks of Align Technology, Inc.

Forward-Looking Statements

This press release, including the tables below, contains forward-looking statements, including statements of our current intentions, beliefs and expectations regarding our ability to expand access to care, grow recurring revenue, and strengthen the Align™ Digital Platform by lowering the upfront cost of adoption; our continuing investments in expanding our digital platform ecosystem and supporting our doctor customers as they grow their practices and deliver exceptional patient outcomes; our growth initiatives continuing to drive doctor adoption, utilization, and patient conversion; lower price scanners and the transition toward lease and rental models increasing access to care by lowering adoption barriers and accelerating installed base growth; our belief that a larger, faster-growing installed base can expand the funnel for higher-margin treatment revenue and drive durable long-term growth; our integrated digital platform and disciplined execution positioning us to support customer growth, expand adoption and drive long-term profitable growth; our flexibility to invest in innovation, support our customers, and return capital to shareholders, and our commitment to disciplined capital allocation, financial flexibility and the creation of long-term value for shareholders; our belief that we are well positioned to build on the momentum we saw in the first half of 2026, and that our innovation roadmap and direct fabrication technologies can create more effective and personalized treatment solutions that improve clinical outcomes, enhance operating efficiency, and strengthen the customer experience across orthodontics and restorative dentistry; the impact of tariffs imposed under Section 122 of the Trade Act of 1974 on our results of operations; the impact of the Upper Tribunal's determination that clear aligners do not qualify as VAT-exempt dental prostheses on our invoices issued on or after September 7, 2026, and

Align Technology Announces Second Quarter 2026 Financial Results
our statement that list prices for applicable Invisalign® aligners and Vivera™ retainers will remain unchanged; our estimated liability of approximately $37.5 million, inclusive of interest, related to UK VAT, and our intention to appeal; our expectations for Q3'26 worldwide revenues, Clear Aligner volume, Clear Aligner ASP, Systems and Services revenues (including as a result of a continued mix shift towards lower-priced scanners and flexible acquisition models), GAAP and non-GAAP gross margin (including our expectation that we will incur one-time charges expected to be approximately $20 to $30 million primarily for accelerated depreciation and restructuring and other charges in Q3'26), and GAAP and non-GAAP operating margin (including as a result of one-time charges expected to be approximately $35 to $50 million primarily for restructuring and other charges, and accelerated depreciation, in Q3'26); our expectations for fiscal year 2026 worldwide revenue growth (including our assumption that the impact of foreign exchange will be moderate in the remaining quarters, trending toward the full-year assumption of approximately 100 basis points), Clear Aligner volume growth, Clear Aligner ASP, Systems and Services revenue growth (including our assumptions regarding a continued mix shift towards lower-priced scanners and more flexible acquisition models in 2H’26, and double-digit year-over-year growth for iTero shipments, reflecting continued customer adoption and scanner placements), GAAP and non-GAAP gross margin (including our assumption regarding one-time charges expected to be approximately $30 to $40 million primarily for accelerated depreciation and restructuring and other charges, partially offset by gain on assets held for sale), GAAP and non-GAAP operating margin (including our assumption regarding one-time charges expected to be approximately $90 to $110 million, primarily related to restructuring and other charges, accelerated depreciation, and legal settlements, partially offset by gain on assets held for sale), and investments in capital expenditures; our expectations regarding the timing and amount of future stock repurchases, including our plans to repurchase $400 to $500 million of our common stock in 2026 due to the conviction of our board of directors and management in our long-term value; and our expectation that our fiscal 2027 GAAP and non-GAAP operating margins will improve by approximately 100 basis points year-over-year. Forward-looking statements contained in this press release are based upon information available to Align as of the date hereof. These forward-looking statements reflect our best judgments based on currently known facts and circumstances and are subject to risks and uncertainties, and assumptions that may be inaccurate. As a result, actual results may differ materially and adversely from those expressed or implied in any forward-looking statement.

Factors that might cause such a difference include, but are not limited to:
•macroeconomic conditions, including fluctuations in foreign currency exchange rates, higher interest rates, market volatility, inflation, general economic weakness, and threats of or actual slowdowns or recessions;
•geopolitical events, such as wars, military conflicts (such as the ongoing military conflicts in the Middle East, including the hostilities involving Israel, Iran, and the United States, and geopolitical tensions involving Ukraine and China), terrorism and major public health crises, which could result in, among other things, disruptions to our supply chain and the global economy, energy shortages and elevated gasoline and other energy costs, inflation, decreased customer and consumer sentiment, uneven patient traffic at dental practices, and a shift in public opinion about companies based in the United States or in the regions where we operate;
•trade policies, tariffs, customs duties and fees, and retaliatory actions, international trade disputes, or protectionist trade measures taken in response to or resulting from such measures;

Align Technology Announces Second Quarter 2026 Financial Results
•customer and consumer purchasing behavior and changes in demand for dental services as a result of, among other things, prevailing macroeconomic conditions, declining customer confidence and consumer sentiment, consumer economic uncertainty, employment levels, health insurance coverage, wages, debt obligations, discretionary income, inflationary pressure, and perceptions of current and future economic conditions;
•variations in our geographic, channel or product mix, product launches, product pilots and product adoption, and selling prices regionally and globally, including product mix shifts to lower priced products or to products and leasing or rental programs with a higher percentage of deferred revenue;
•reductions, delays or shifts in purchasing or utilization of our products and services by doctors at dental support organizations, orthodontic service organizations and other large group practices;
•competition from existing and new competitors;
•competitive pressure from AI-powered technologies in the dental industry, regulatory and legal risks surrounding implementation of AI, and reputational harm from improper use of AI;
•declines in, or the slowing of the growth of, sales of our clear aligners and intraoral scanners domestically and/or internationally and the impact either would have on the adoption of Invisalign products;
•the possibility that the development and release of new products or enhancements to existing products do not proceed in accordance with the anticipated timeline or may themselves contain bugs, errors, or defects in software or hardware requiring remediation and that the market for the sale of these new or enhanced products may not develop as expected;
•the timing, availability and cost of raw materials, components, products and other shipping and supply chain constraints and disruptions;
•unexpected or rapid changes in the growth or decline of our domestic and/or international markets;
•rapidly evolving and groundbreaking advances that fundamentally alter the dental industry or the way new and existing customers market and provide products and services to consumers;
•our ability to protect our intellectual property rights;
•our ability to comply with regulatory requirements and obtain and maintain regulatory approvals or clearances, including as a result of any shutdowns of the U.S. federal government or reductions in government personnel;
•the willingness and ability of our customers to maintain and/or increase product utilization in sufficient numbers;
•our ability to sustain or increase profitability or revenue growth in future periods (or minimize declines) while controlling expenses;
•expansion of our business and products;
•our ability to identify, complete, finance and integrate acquisitions, investments and other strategic transactions, and to realize the anticipated synergies and benefits of those transactions;
•the impact of excess or constrained capacity at our manufacturing and treat operations facilities and pressure on our internal systems and personnel;
•security breaches, data breaches, or other cybersecurity incidents involving any customer and/or patient data, and our failure to comply with laws, regulations and other obligations related to privacy, data protection, data governance and cybersecurity;

Align Technology Announces Second Quarter 2026 Financial Results
•natural disasters and extreme weather conditions occurring in a region where one of our facilities or those of our customers or suppliers are located;
•the timing of case submissions from our doctor customers within a quarter as well as increases in manufacturing cost per case; and
•the loss of key personnel, labor shortages, or work stoppages for us or our suppliers.
The foregoing and other risks are detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the Securities and Exchange Commission ("SEC") on February 27, 2026 and our latest Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, which was filed with the SEC on May 6, 2026. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Align Technology Announces Second Quarter 2026 Financial Results

ALIGN TECHNOLOGY, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net revenues	$1,056,192	$1,012,449	$2,096,279	$1,991,711
Cost of net revenues	298,762	304,332	602,262	603,486
Gross profit	757,430	708,117	1,494,017	1,388,225
Operating expenses:
Selling, general and administrative	462,671	448,686	928,013	896,315
Research and development	102,032	96,398	200,690	193,599
Legal settlements and contingencies	38,714	—	69,346	4,178
Total operating expenses	603,417	545,084	1,198,049	1,094,092
Income from operations	154,013	163,033	295,968	294,133
Interest income and other income (expense), net:
Interest income	4,636	2,859	8,547	8,175
Other income (expense), net	(9,956)	7,624	(6,936)	11,650
Total interest income and other income (expense), net	(5,320)	10,483	1,611	19,825
Net income before provision for income taxes	148,693	173,516	297,579	313,958
Provision for income taxes	40,399	48,908	76,514	96,120
Net income	$108,294	$124,608	$221,065	$217,838

Net income per share:
Basic	$1.51	$1.72	$3.09	$2.98
Diluted	$1.51	$1.72	$3.09	$2.98
Shares used in computing net income per share:
Basic	71,495	72,565	71,460	73,061
Diluted	71,520	72,593	71,629	73,098

Align Technology Announces Second Quarter 2026 Financial Results

ALIGN TECHNOLOGY, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2026	December 31, 2025
ASSETS

Current assets:
Cash and cash equivalents	$1,102,591	$1,094,908
Accounts receivable, net	1,148,392	1,101,757
Inventories	212,240	226,343
Prepaid expenses and other current assets	199,826	165,571
Assets held for sale	—	27,983
Total current assets	2,663,049	2,616,562

Property, plant and equipment, net	1,114,261	1,131,453
Operating lease right-of-use assets, net	115,364	108,322
Goodwill	497,301	491,833
Intangible assets, net	94,927	93,933
Deferred tax assets	1,479,864	1,513,542
Other assets	452,815	278,048

Total assets	$6,417,581	$6,233,693

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$109,841	$121,450
Accrued liabilities	611,568	536,749
Deferred revenues	1,187,188	1,261,816
Total current liabilities	1,908,597	1,920,015

Income tax payable	69,964	68,200
Operating lease liabilities	86,618	82,507
Other long-term liabilities	119,949	113,824
Total liabilities	2,185,128	2,184,546

Total stockholders’ equity	4,232,453	4,049,147

Total liabilities and stockholders’ equity	$6,417,581	$6,233,693

Align Technology Announces Second Quarter 2026 Financial Results

ALIGN TECHNOLOGY, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by operating activities	$343,799	$181,326

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash used in investing activities	(213,738)	(56,768)

CASH FLOWS FROM FINANCING ACTIVITIES
Net cash used in financing activities	(115,575)	(303,055)

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	(6,689)	35,876
Net increase (decrease) in cash, cash equivalents, and restricted cash	7,797	(142,621)
Cash, cash equivalents, and restricted cash at beginning of the period	1,096,186	1,044,963
Cash, cash equivalents, and restricted cash at end of the period	$1,103,983	$902,342

Align Technology Announces Second Quarter 2026 Financial Results

ALIGN TECHNOLOGY, INC.
INVISALIGN BUSINESS METRICS

Q1	Q2	Q3	Q4	Fiscal	Q1	Q2
2025	2025	2025	2025	2025	2026	2026
Number of Invisalign Trained Doctors Cases Were Shipped To
85,275	86,250	88,155	87,710	130,015	88,065	89,175
Invisalign Trained Doctor Utilization Rates*
7.5	7.5	7.3	7.7	20.1	7.8	7.8
Clear Aligner Revenue Per Case Shipment**
$1,240	$1,250	$1,245	$1,240	$1,245	$1,250	$1,260
* number of cases shipped / number of doctors to whom cases were shipped
** Clear Aligner revenues / Case shipments

ALIGN TECHNOLOGY, INC.
STOCK-BASED COMPENSATION
(in thousands)

	Q1	Q2	Q3	Q4	Fiscal	Q1	Q2
	2025	2025	2025	2025	2025	2026	2026
Stock-based Compensation (SBC):
SBC included in Gross Profit	$1,538	$1,636	$1,540	$1,463	$6,177	$1,620	$1,846
SBC included in Operating Expenses	43,459	46,572	46,837	42,825	179,693	39,304	43,714
Total SBC	$44,997	$48,208	$48,377	$44,288	$185,870	$40,924	$45,560

Align Technology Announces Second Quarter 2026 Financial Results
ALIGN TECHNOLOGY, INC.
UNAUDITED GAAP TO NON-GAAP RECONCILIATION+
CONSTANT CURRENCY NET REVENUES
(in thousands, except percentages)

Sequential constant currency analysis:

	Three Months Ended
	June 30, 2026	March 31, 2026	Impact % of Revenue
GAAP net revenues	$1,056,192	$1,040,087
Constant currency impact (1)	6,069		0.6%
Constant currency net revenues (1)	$1,062,261

GAAP Clear Aligner net revenues	$870,874	$856,024
Clear Aligner constant currency impact (1)	5,073		0.6%
Clear Aligner constant currency net revenues (1)	$875,947

GAAP Imaging Systems and CAD/CAM Services net revenues	$185,318	$184,063
Imaging Systems and CAD/CAM Services constant currency impact (1)	996		0.5%
Imaging Systems and CAD/CAM Services constant currency net revenues (1)	$186,314

Year-over-year constant currency analysis:

	Three Months Ended June 30,
	2026	2025	Impact % of Revenue
GAAP net revenues	$1,056,192	$1,012,449
Constant currency impact (1)	(12,475)		(1.2)%
Constant currency net revenues (1)	$1,043,717

GAAP Clear Aligner net revenues	$870,874	$804,617
Clear Aligner constant currency impact (1)	(10,618)		(1.2)%
Clear Aligner constant currency net revenues (1)	$860,256

GAAP Imaging Systems and CAD/CAM Services net revenues	$185,318	$207,832
Imaging Systems and CAD/CAM Services constant currency impact (1)	(1,857)		(1.0)%
Imaging Systems and CAD/CAM Services constant currency net revenues (1)	$183,461

Note:
(1) We define constant currency net revenues as total net revenues excluding the effect of foreign exchange rate movements and use it to determine the percentage for the constant currency impact on net revenues on a sequential and year-over-year basis. Constant currency impact in dollars is calculated by translating the current period GAAP net revenues using the foreign currency exchange rates that were in effect during the previous comparable period and subtracting it by the current period GAAP net revenues. The percentage for the constant currency impact on net revenues is calculated by dividing the constant currency impact in dollars (numerator) by constant currency net revenues in dollars (denominator).
(+) Changes and percentages are based on actual values. Certain tables may not sum or recalculate due to rounding. Refer to "About Non-GAAP Financial Measures" section of press release.

Align Technology Announces Second Quarter 2026 Financial Results
ALIGN TECHNOLOGY, INC.
UNAUDITED GAAP TO NON-GAAP RECONCILIATION CONTINUED+
CONSTANT CURRENCY GROSS PROFIT AND GROSS MARGIN
(in thousands, except percentages)

Sequential constant currency analysis:

	Three Months Ended
	June 30, 2026	March 31, 2026
GAAP gross profit	$757,430	$736,587
Constant currency impact on gross profit (1)	6,910
Constant currency gross profit (1)	$764,339

	Three Months Ended
	June 30, 2026	March 31, 2026
GAAP gross margin	71.7%	70.8%
Gross margin constant currency impact (1)	0.2
Constant currency gross margin (1)	72.0%

Year-over-year constant currency analysis:

	Three Months Ended June 30,
	2026	2025
GAAP gross profit	$757,430	$708,117
Constant currency impact on gross profit (1)	(916)
Constant currency gross profit (1)	$756,513

	Three Months Ended June 30,
	2026	2025
GAAP gross margin	71.7%	69.9%
Gross margin constant currency impact (1)	0.8
Constant currency gross margin (1)	72.5%

Note:
(1) We define constant currency gross profit as GAAP gross profit excluding the impacts of foreign exchange rate fluctuations on net revenues and cost of net revenues. We define constant currency gross margin as constant currency gross profit as a percentage of constant currency net revenues. Gross margin constant currency impact is the increase or decrease in constant currency gross margin compared to the GAAP gross margin.
(+) Changes and percentages are based on actual values. Certain tables may not sum or recalculate due to rounding. Refer to "About Non-GAAP Financial Measures" section of press release.

Align Technology Announces Second Quarter 2026 Financial Results

ALIGN TECHNOLOGY, INC.
UNAUDITED GAAP TO NON-GAAP RECONCILIATION CONTINUED+
CONSTANT CURRENCY INCOME FROM OPERATIONS AND OPERATING MARGIN
(in thousands, except percentages)

Sequential constant currency analysis:

	Three Months Ended
	June 30, 2026	March 31, 2026
GAAP income from operations	$154,013	$141,955
Income from operations constant currency impact (1)	7,271
Constant currency income from operations (1)	$161,284

	Three Months Ended
	June 30, 2026	March 31, 2026
GAAP operating margin	14.6%	13.6%
Operating margin constant currency impact (2)	0.6
Constant currency operating margin (2)	15.2%

Year-over-year constant currency analysis:

	Three Months Ended June 30,
	2026	2025
GAAP income from operations	$154,013	$163,033
Income from operations constant currency impact (1)	13,199
Constant currency income from operations (1)	$167,213

	Three Months Ended June 30,
	2026	2025
GAAP operating margin	14.6%	16.1%
Operating margin constant currency impact (2)	1.4
Constant currency operating margin (2)	16.0%

Notes:
(1) Beginning in Q1 2026, we define constant currency income from operations as GAAP income from operations excluding the effect of foreign exchange rate movements for GAAP gross profit and operating expenses on a sequential and year-over-year basis. Constant currency impact in dollars is calculated by translating the current period gross profit and operating expenses using the foreign currency exchange rates that were in effect during the previous comparable period and subtracting it by the current period GAAP net revenues and operating expenses.
(2) We define constant currency operating margin as constant currency income from operations as a percentage of constant currency net revenues. Operating margin constant currency impact is the increase or decrease in constant currency operating margin compared to the GAAP operating margin.
(+) Changes and percentages are based on actual values. Certain tables may not sum or recalculate due to rounding. Refer to "About Non-GAAP Financial Measures" section of press release.

Align Technology Announces Second Quarter 2026 Financial Results

ALIGN TECHNOLOGY, INC.
UNAUDITED GAAP TO NON-GAAP RECONCILIATION CONTINUED+
CONSTANT CURRENCY DILUTED NET INCOME PER SHARE
(in dollars)

Sequential constant currency analysis:

	Three Months Ended
	June 30, 2026	March 31, 2026
GAAP diluted net income per share	$1.51	$1.57
Diluted net income per share constant currency impact (1)	0.17
Constant currency diluted net income per share (1)	$1.69

Year-over-year constant currency analysis:

	Three Months Ended June 30,
	2026	2025
GAAP diluted net income per share	$1.51	$1.72
Diluted net income per share constant currency impact (1)	0.23
Constant currency diluted net income per share (1)	$1.75

Notes:
(1) Constant currency diluted net income per share is computed by dividing GAAP net income excluding the impacts of foreign exchange rate fluctuations on GAAP operating income and non-operating income and expense by the weighted average diluted shares outstanding during the period. Diluted net income per share constant currency impact is the increase or decrease in constant currency diluted net income per share compared to the GAAP diluted net income per share.
(+) Changes and percentages are based on actual values. Certain tables may not sum or recalculate due to rounding. Refer to "About Non-GAAP Financial Measures" section of press release.

Align Technology Announces Second Quarter 2026 Financial Results

ALIGN TECHNOLOGY, INC.
UNAUDITED CONSTANT CURRENCY IMPACT ON NON-GAAP ITEMS+

Year-over-year constant currency analysis	Three Months Ended June 30, 2026
Non-GAAP gross margin	72.3%
Non-GAAP gross margin constant currency impact	0.8
Non-GAAP constant currency gross margin	73.0%

Year-over-year constant currency analysis	Three Months Ended June 30, 2026
Non-GAAP operating margin	22.9%
Non-GAAP operating margin constant currency impact	1.5
Non-GAAP constant currency operating margin	24.4%

Notes:
(+) Changes and percentages are based on actual values. Certain tables may not sum or recalculate due to rounding. Refer to "About Non-GAAP Financial Measures" section of press release.

Align Technology Announces Second Quarter 2026 Financial Results

ALIGN TECHNOLOGY, INC.
UNAUDITED GAAP TO NON-GAAP RECONCILIATION CONTINUED+
FINANCIAL MEASURES OTHER THAN CONSTANT CURRENCY
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
GAAP gross profit	$757,430	$708,117	$1,494,017	$1,388,225
Stock-based compensation	1,846	1,636	3,466	3,174
Amortization of intangibles (1)	3,843	3,752	7,723	7,301
Restructuring and other charges (2)	(2)	—	78	2,253
Gain on Assets held for sale (3)	—	—	(11,699)	—
Depreciation on assets disposed of other than by sale (4)	—	—	15,599	—
Other non-GAAP items (5)	—	—	841	—
Non-GAAP gross profit	$763,117	$713,505	$1,510,025	$1,400,953

GAAP gross margin	71.7%	69.9%	71.3%	69.7%
Non-GAAP gross margin	72.3%	70.5%	72.0%	70.3%

GAAP total operating expenses	$603,417	$545,084	$1,198,049	$1,094,092
Stock-based compensation	(43,714)	(46,572)	(83,018)	(90,031)
Amortization of intangibles (1)	(940)	(904)	(1,897)	(1,745)
Restructuring and other charges (2)	1,401	—	755	197
Legal settlements and contingencies (6)	(38,714)	—	(69,346)	(4,178)
Non-GAAP total operating expenses	$521,450	$497,608	$1,044,543	$998,335

GAAP income from operations	$154,013	$163,033	$295,968	$294,133
Stock-based compensation	45,560	48,208	86,484	93,205
Amortization of intangibles (1)	4,783	4,656	9,620	9,046
Restructuring and other charges (2)	(1,403)	—	(677)	2,056
Legal settlements and contingencies (6)	38,714	—	69,346	4,178
Gain on Assets held for Sale(3)	—	—	(11,699)	—
Depreciation on assets disposed of other than by sale (4)	—	—	15,599	—
Other non-GAAP items (5)	—	—	841	—
Non-GAAP income from operations	$241,667	$215,897	$465,482	$402,618

GAAP operating margin	14.6%	16.1%	14.1%	14.8%
Non-GAAP operating margin	22.9%	21.3%	22.2%	20.2%

Align Technology Announces Second Quarter 2026 Financial Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
GAAP net income before provision for income taxes	$148,693	$173,516	$297,579	$313,958
Stock-based compensation	45,560	48,208	86,484	93,205
Amortization of intangibles (1)	4,783	4,656	9,620	9,046
Restructuring and other charges (2)	(1,403)	—	(677)	2,056
Legal settlements and contingencies (6)	38,714	—	69,346	4,178
Gain on Assets held for sale (3)	—	—	(11,699)	—
Depreciation on assets disposed of other than by sale (4)	—	—	15,599	—
Other non-GAAP items (5)	—	—	841	—
Non-GAAP net income before provision for income taxes	$236,347	$226,380	$467,093	$422,443

GAAP provision for income taxes	$40,399	$48,908	$76,514	$96,120
Tax impact on non-GAAP adjustments	6,817	(3,631)	16,851	(11,631)
Non-GAAP provision for income taxes	$47,216	$45,277	$93,365	$84,489

GAAP effective tax rate	27.2%	28.2%	25.7%	30.6%
Non-GAAP effective tax rate	20.0%	20.0%	20.0%	20.0%

GAAP net income	$108,294	$124,608	$221,065	$217,838
Stock-based compensation	45,560	48,208	86,484	93,205
Amortization of intangibles (1)	4,783	4,656	9,620	9,046
Restructuring and other charges (2)	(1,403)	—	(677)	2,056
Legal settlements and contingencies (6)	38,714	—	69,346	4,178
Gain on Assets held for sale (3)	—	—	(11,699)	—
Depreciation on assets disposed of other than by sale (4)	—	—	15,599	—
Other non-GAAP items (5)	—	—	841	—
Tax impact on non-GAAP adjustments	(6,817)	3,631	(16,851)	11,631
Non-GAAP net income	$189,131	$181,103	$373,728	$337,954

GAAP diluted net income per share	$1.51	$1.72	$3.09	$2.98
Non-GAAP diluted net income per share	$2.64	$2.49	$5.22	$4.62

Shares used in computing diluted net income per share	71,520	72,593	71,629	73,098

Notes:
(1)    Amortization of intangible assets related to certain acquisitions.
(2)    During the fourth quarter of 2024 and the third quarter of 2025, we initiated restructuring plans to reduce headcount and increase efficiency across the organization and lower the overall cost structure. Restructuring charges are primarily related to involuntary termination benefits, including employee severance and other post-employment benefits.
(3)    During the third quarter 2025, we originally recorded an impairment loss related to a manufacturing facility disposal group that met the criteria to be classified as assets held for sale. During the first quarter of 2026, we recognized a gain of $11.7 million resulting from an increase in fair value less costs to sell related to these assets held for sale.
(4)    During the third quarter 2025, we initiated the disposal, other than by sale, of certain manufacturing fixed assets. Accordingly, we revised the useful lives of these assets and recorded accelerated depreciation expense.
(5)    During the first quarter 2026, we recorded other non-recurring charges related to the disposal of certain manufacturing fixed assets.

Align Technology Announces Second Quarter 2026 Financial Results

(6) During the second quarter 2026, we recorded approximately $37.5 million related to UK VAT contingency loss, and approximately $1.2 million related to legal settlements.
(+) Changes and percentages are based on actual values. Certain tables may not sum or recalculate due to rounding. Refer to "About Non-GAAP Financial Measures" section of press release.

Align Technology Announces Second Quarter 2026 Financial Results

ALIGN TECHNOLOGY, INC.
Q3 2026 OUTLOOK - GAAP TO NON-GAAP RECONCILIATION

GAAP gross margin	~67.5% - 68.5%
Stock-based compensation	~0.2%
Amortization of intangibles (1)	~0.4%
Depreciation on assets disposed of other than by sale (2)	~1.0% - 2.0%
Restructuring and other charges (3)	~1.0%
Non-GAAP gross margin	Approximately 71.0%
Percentages do not add up due to rounding.

GAAP operating margin	~13.5% - 15.0%
Stock-based compensation	~4.9%
Amortization of intangibles (1)	~0.5%
Depreciation on assets disposed of other than by sale (2)	~1.0% - 2.0%
Restructuring and other charges (3)	~2.5% - 3.0%
Non-GAAP operating margin	Approximately 24.0%
Percentages do not add up due to rounding.

ALIGN TECHNOLOGY, INC.
FISCAL 2026 OUTLOOK - GAAP TO NON-GAAP RECONCILIATION

GAAP gross margin	~70.2% - 70.5%
Stock-based compensation	~0.2%
Amortization of intangibles (1)	~0.4%
Depreciation on assets disposed of other than by sale (2)	~0.6% - 0.9%
Restructuring and other charges (3)	~0.3% - 0.4%
Gain on sale of assets held for sale (4)	~(0.3%)
Non-GAAP gross margin	Approximately 71.7%

Percentages do not add up due to rounding.

GAAP operating margin	~15.1% - 15.6%
Stock-based compensation	~4.5%
Amortization of intangibles (1)	~0.5%
Depreciation on assets disposed of other than by sale (2)	~0.6% - 0.9%
Restructuring and other charges (3)	~1.1% - 1.4%
Gain on sale of assets held for sale (4)	~(0.3%)
Legal settlements and contingencies loss (5)	~1.7%
Non-GAAP operating margin	Approximately 23.7%

Align Technology Announces Second Quarter 2026 Financial Results

Percentages do not add up due to rounding.

Notes:
(1) Amortization of intangible assets related to certain acquisitions
(2) Represents accelerated depreciation on manufacturing assets disposed of, or expected to be disposed of, other than by sale in connection with the Company's 2025 restructuring and planned 2026 manufacturing optimization activities. In Q1 2026, $15.6 million, or 0.4%, impact was included in “Asset sale, accelerated depreciation and restructuring charges.
(3) Restructuring and other charges are primarily related to involuntary termination benefits, including employee severance and other post-employment benefits.
(4) During the third quarter 2025, we originally recorded an impairment loss related to a manufacturing facility disposal group that met the criteria to be classified as assets held for sale. During the first quarter of 2026, we recognized a gain of $11.7 million resulting from an increase in fair value less costs to sell related to these assets held for sale.
(5) During the first quarter 2026, we recorded approximately $30.6 million related to legal settlements. During the second quarter 2026, we recorded approximately $37.5 million related to UK VAT contingency loss, and approximately $1.2 million related to legal settlements.

Refer to "About Non-GAAP Financial Measures" section of press release.